FIRST FINANCIAL HOLDINGS, INC.

34 Broad Street – Charleston, S.C. 29401

843-529-5933 – FAX: 843-529-5929

NEWS	NEWS	NEWS	NEWS

Contact:	Dorothy B. Wright
Vice President and
Corporate Secretary
(843) 529-5931

FIRST FINANCIAL HOLDINGS, INC. ANNOUNCES

STOCK REPURCHASE PROGRAM

Charleston, South Carolina (October 25, 2002) -- First Financial Holdings, Inc. (NASDAQ: FFCH) today announced that the Board of Directors has authorized the Company to commence a stock repurchase program to acquire up to 650,000 shares of the Company's common stock, which represents approximately 4.9% of the outstanding common stock. The repurchase program is expected to end by June 30, 2003. The repurchases generally would be effected through broker-assisted open market purchases, although the possibility of unsolicited negotiated transactions or other types of repurchases are not ruled out. No shares will be repurchased directly from directors, officers or affiliates of the Company.

       First Financial Holdings, Inc. is a unitary thrift holding company with assets of $2.3 billion. Its subsidiary, First Federal Savings and Loan Association of Charleston, operates a total of 44 offices in South Carolina located in the Charleston Metropolitan area and Horry, Georgetown, Beaufort and Florence counties in South Carolina and Brunswick County in coastal North Carolina. The Company also provides insurance, brokerage, and trust services through First Southeast Insurance Services, First Southeast Investor Services, Inc., and First Southeast Fiduciary and Trust Services. For additional information about First Financial, please visit our web site at www.firstfinancialholdings.com.